As filed with the U.S. Securities and Exchange Commission on December 14, 2021

Registration No. 033-50517

Registration No. 033-50519

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 033-50517

REGISTRATION STATEMENT NO. 033-50519

UNDER THE SECURITIES ACT OF 1933

Kansas City Southern

(Exact name of registrant as specified in its charter)

Delaware	44-0663509
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

427 West 12th Street

Kansas City, Missouri 64105

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kansas City Southern 2017 Equity Incentive Plan

(Full titles of the plans)

Adam Godderz

Kansas City Southern

427 West 12th Street Kansas City, MO 64105

(Name and address of agent for service)

(816) 983-1360

(Telephone number, including area code, of agent for service)

Copy to:

Steven A. Rosenblum

Elina Tetelbaum

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1221

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company,” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Kansas City Southern, a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•

Post-Effective Amendment No.1 to the Registration Statement on Form S-8 (No. 033-50517), filed with the SEC on October 28, 1993, which registered the offering of an aggregate of 3,400,000 shares of common stock, no par value, and an indeterminate amount of interests of the Registrant issuable pursuant to the 1991 Stock Option and Performance Award Plan Employment Agreements of Officers.

•

Registration Statement on Form S-8 (No. 033-50519), filed with the SEC on November 4, 1993, which registered the offering of an aggregate of 438,800 shares of common stock, no par value, of the Registrant issuable pursuant to the Employees Stock Purchase Plan.

On December 14, 2021, pursuant to the Agreement and Plan of Merger, dated as of September 15, 2021, by and among the Registrant, Canadian Pacific Railway Limited, a Canadian corporation (“Parent”), Cygnus Merger Sub 1 Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Surviving Merger Sub”) and Cygnus Merger Sub 2 Corporation, a Delaware corporation and a direct wholly owned subsidiary of Surviving Merger Sub (“First Merger Sub” and, together with Surviving Merger Sub, “Merger Subs”), First Merger Sub merged with and into the Registrant (the “First Merger”), with the Registrant surviving the First Merger as a direct wholly owned subsidiary of Surviving Merger Sub, and immediately following the First Merger, the Registrant merged with and into Surviving Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Surviving Merger Sub surviving the Second Merger as a direct, wholly owned subsidiary of Parent.

As a result of the Mergers, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes and withdraws from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on December 14, 2021.

KANSAS CITY SOUTHERN

By:	/s/ Patrick J. Ottensmeyer
	Name:	Patrick J. Ottensmeyer
	Title:	President, Chief Executive Officer and Director

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.